Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of (i) our report dated April 9, 2013, except for Note 17(b), which is as of November 1, 2013, relating to the consolidated financial statements of Mavenir Systems, Inc. and its subsidiaries and (ii) our report dated December 20, 2012, relating to the consolidated financial statements of Airwide Solutions, Inc. and its subsidiaries, which reports are contained in that Prospectus.

We also consent to the reference to us under the heading “Experts” in the Prospectus.

/s/ BDO USA, LLP

Dallas, Texas

November 5, 2013